EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-135076, No. 333-116930, No. 333-107525, No. 333-90045, No. 333-77943, No. 333-33038, No. 333-39396, No. 333-67692, No. 333-70334 and No. 333-145280) of Autobytel Inc. and subsidiaries (the Company) of our reports dated March 17, 2008 related to our audit of the consolidated financial statements, financial statement schedule and internal control over financial reporting, which appear in this Annual Report on Form 10-K of the Company for the year ended December 31, 2007.

Our report, dated March 17, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, expressed an opinion that the Company had maintained effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ MCGLADREY & PULLEN, LLP

Irvine, California
March 17, 2008